JDA Software Group, Inc. NEWS RELEASE	Contact Information at End of Release

JDA Software Agrees to Litigation Settlement

Scottsdale, Ariz. - November 30, 2011 - JDA® Software Group, Inc. (“JDA” or “the Company”) (NASDAQ: JDAS), The Supply Chain Company®, today announced that it has entered into a settlement agreement with Dillard's, Inc. (NYSE: DDS) which brings to conclusion a litigation matter related to a software license and service agreement between i2 Technologies, Inc. (i2) and Dillard's, Inc. (Dillard's) that originated in 2000. JDA acquired i2 in January of 2010.

Under the terms of the settlement agreement, i2 agreed to pay $57 million to Dillard's for final and full resolution of any and all claims against the Company. In June 2010, the litigation matter was adjudicated in Dillard's favor and a judgment entered in the amount of $237 million. i2 appealed that judgment and the matter had been pending in the court of appeals. JDA posted a bond in 2010, backed by $25 million, which will be released back to the Company. That cash, as well as approximately $3 million in expected insurance proceeds and cash on hand, will be used to pay the settlement. JDA had more than $320 million of cash on hand as of September 30, 2011. The Company expects to take a pre-tax charge of $35 million in the fourth quarter 2011, which represents the settlement amount, net of insurance recoveries, less amounts previously accrued in the financial statements.

“While we remain confident in the strength of our legal position, we entered into the settlement agreement to bring this matter to a conclusion,” said JDA Software President and Chief Executive Officer Hamish Brewer. “With this settlement, and the $37.5 million favorable patent infringement settlement earlier this year, we have now concluded all known, material outstanding litigation related to i2. We are focused on completing a very successful year and continuing to execute on our strategy of enhancing long-term customer and shareholder value.”

JDA Software Agrees to Litigation Settlement
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About JDA Software Group, Inc.
JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, is a leading global provider of innovative supply chain management, merchandising and pricing excellence solutions. JDA empowers more than 6,000 companies of all sizes to make optimal decisions that improve profitability and achieve real results in the discrete and process manufacturing, wholesale distribution, transportation, retail, and services industries. With an integrated solutions offering that spans the entire supply chain from materials to the consumer, JDA leverages the powerful heritage and knowledge capital of acquired market leaders including i2 Technologies®, Manugistics®, E3®, Intactix® and Arthur®. JDA's multiple service options, delivered via the JDA® Private Cloud, provide customers with flexible configurations, rapid time-to-value, lower total cost of ownership and 24/7 functional and technical support and expertise. To learn more, visit www.jda.com or e-mail info@jda.com.

JDA Investor Relations Contact:
Mike Burnett, GVP, Treasury and Investor Relations
mike.burnett@jda.com
480-308-3392

JDA Corporate Communications Contact:
Beth Elkin, Sr. Director, Corporate Communications
beth.elkin@jda.com
469-357-4225

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally accompanied by words such as “will,” and “expect” and other words with forward-looking connotations. The occurrence of future events may involve a number of risks and uncertainties, including, but not limited to risks detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission. Additional information relating to the uncertainty affecting our business is contained in our filings with the SEC. As a result of these and other risks, actual results may differ materially from those predicted. JDA is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

JDA Software Group, Inc.
14400 N. 87th Street
Scottsdale, Ariz. 85260